Exhibit (2.2)

Equity Transfer Agreement

by and between

Sevcon, Inc.

and

Xuchang Fuhua Glass Co., Ltd.

__________, 2017

-i-

THIS EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered on this day of __________, 2017 in __________, the People’s Republic of China (PRC).

by and between

(1)	Sevcon, Inc. (“Sevcon”), a corporation organized and existing under the Laws of the State of Delaware, the United States of America; Sevcon, Inc. (“Sevcon”),

And

(2)	Xuchang Fuhua Glass Co., Ltd., (“Fuhua Glass”), a limited liability company duly incorporated and validly existing under PRC Law (as defined below).

(individually a Party and collectively the Parties).

WHEREAS:

A.
Sevcon New Energy Technology (Hubei) Co., Ltd., (“Company”) is a Sino-foreign equity joint venture enterprise incorporated under PRC Law with the registered capital of USD 2,000,000, which has been paid USD 645,300 by Parties, among which, Sevcon has paid USD 320,000, and Fuhua Glass has paid USD 325,300.

B.
Fuhua Glass is a shareholder of the Company and wishes to sell its entire USD 1,000,000 equity interest in the registered capital of the Company, representing 50% equity interest in the Company (“Fuhua Equity Interest”).

C.	Sevcon is the other shareholder of the Company and is willing to purchase the Fuhua Equity Interest according to the terms and conditions set forth herein.

NOW THEREFORE, the Parties agree as follows:

Chapter 1 Definitions and Interpretations

1.1	Definitions

Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Affiliate
of a Person means any Person directly or indirectly controlling, controlled by or under common control with that Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the issued share or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power to directly or indirectly appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

Agreement	has the meaning specified in the Preamble;

AOA	means the articles of association of the Company (as amended and restated from time to time) that are in effect as of the date of this Agreement, including all amendments and appendices;

Arbitration Center	means the Hong Kong International Arbitration Centre;

Board	the Company’s board of directors;

Company	has the meaning specified in the Recital;

Closing	has the meaning specified in Section 2.1;

Closing Date	has the meaning specified in Section 2.1;

Confidential Information
means (a) any information of a confidential nature, whether tangible or intangible, concerning the organization, business, technology, finance, transactions, affairs, released or unreleased products, marketing or promotion of any products or business policies or practices of the Company or any Party (whether conveyed in written, oral or any other form) (b) any information as to the existence or terms of this Agreement and (c) any information or materials of a confidential nature prepared by a Party, its Recipients or the Company that contains or otherwise reflects, or is derived from information that is qualified as Confidential Information as described in item (a) or (b) above.

Dispute	means any dispute, controversy or claim arising out of, or relating to, this Agreement, or the performance, interpretation, breach, termination or validity hereof;

Equity Transfer	has the meaning specified in Section 2.1;

Encumbrance
means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction that, in legal terms, is not the granting of security but that has an economic or financial effect similar to creation of a security that is legally enforceable under applicable Law, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (b) any adverse claim as to title, possession or use.

Fuhua Equity Interest	has the meaning specified in the Recital;

Fuhua Glass	has the meaning specified in the Preamble;

Foreign Exchange Bank	has the meaning specified in Section 3.2;

Governmental Authorities
means any government, state or political subdivision thereof, national or supranational body, court, tribunal or any person or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any of them and includes all relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities and similar entities or authorities of an applicable jurisdiction, including the MOFCOM and Xiangyang AIC (each as defined below);

HKIAC Rules HKIAC	means the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted;

JV Contract	means the joint venture contract of the Company (as amended and restated from time to time) that is in effect as of the date of this Agreement, including all amendments and appendices;

Law
means all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulatory body, including any ordinance, statute or other legislative measures and any regulation, rule, treaty, order, decree or judgment;

Long Stop Date	has the meaning specified in Section 7.2.3;

MOFCOM	means the Ministry of Commerce of the PRC and its competent local counterpart;

Person
means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity;

PRC Law
all laws and legislation of the People’s Republic of China (“PRC”) that are in effect, including laws, regulations, resolutions, decisions, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;

Purchase Price	has the meaning specified in Section 2.2.1;

Related Documents	means the Termination Agreement of the JV Contract attached hereto at Appendix A, the Restated AoA attached hereto at Appendix B, and any other document that is contemplated under this Agreement;

Restated AoA	means the Amended and Restated Articles of Association of the Company in form and substance to the satisfaction of Sevcon, attached hereto as Appendix B;

RMB	Renminbi, the lawful currency of the PRC;

Sevcon	has the meaning specified in the Permeable;

Shareholders	means any and all of those Persons holding equity interest in the Company at the relevant time;

Tax
all forms of taxation, including, without limitation, enterprise income tax, business tax, value-added tax, stamp duty levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

“USD”	means United States dollars, the lawful currency of the United State of America;

WFOE	has the meaning specified at Section 3.1;

Xiangyang AIC	means the Xiangyang Administration for Industry and Commerce and its competent local counterparts;

1.2	Interpretations

All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof.  Any reference herein to a Section or Appendix is to a section or appendix of this Agreement.  The use of the plural shall include the use of the singular, and vice versa.  All uses of the word “including” shall be deemed to mean “including, without limitation,”.  Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year.  A reference to a business day is to a day on which commercial banks are open for business in the PRC.  The use of the masculine shall include the use of the feminine, and vice versa.

Chapter 2  Equity Transfer

2.1	Equity Transfer

2.1.1
Upon the terms and subject to the conditions of this Agreement, Fuhua Glass agrees to transfer the Fuhua Equity Interest to Sevcon, and Sevcon agrees to purchase the Fuhua Equity Interest from Fuhua Glass, in each case, free and clear of all Encumbrances (“Equity Transfer”).

2.1.2	The completion of the Equity Transfer shall be referred to as the “Closing”. The date of Closing is the “Closing Date”. Upon Closing, Sevcon shall own 100% of the registered capital of the Company.

2.2	Purchase Price

2.2.1
The Parties agree that the total purchase price payable by Sevcon to Fuhua Glass for the Fuhua Equity Interest is USD 5,000,000 (“Purchase Price”), which shall be paid by Sevcon to Fuhua Glass in accordance with Section 8.2 below.  Sevcon agrees to be responsible for the taxes actually paid by Fuhua Glass that arise under PRC Law in relation to the Equity Transfer up to and not to exceed $1,173,675, provided that Fuhua Glass shall provide formal written receipts approved by Governmental Authorities of such tax payments.

2.2.2
Except as otherwise stipulated hereunder, each of the Parties shall be solely responsible for any bank charges, Tax and other fees and penalties relating to, the Equity Transfer and/or the payment of the Purchase Price.  Sevcon shall reimburse to Fuhua Glass all of Fuhua Glass’s reasonable bank fees, and other expenses (excluding any advisory fees) relating to the Equity Transfer and / or the payment of the Purchase Price, provided that Fuhua Glass shall provide valid and effective written receipts of the fees and charges paid in.

Chapter 3  Pre-Closing Actions

3.1	Board and Shareholders Resolutions

Promptly after the date hereof, each Party shall and shall cause the directors appointed by it to the Board to adopt the relevant resolutions approving each of the following:

1.
The Parties agree to release each other from the obligation to pay for the unpaid portion of registered capital that each party has not yet paid in accordance with the Investment Contract.  Accordingly, following the execution of this Agreement, Fuhua Glass shall be not obliged to pay $674,700 in unpaid registered capital.

(1)	the execution of this Agreement;

(2)	the Equity Transfer;

(3)	the termination of the JV Contract according to the terms of the Termination Agreement attached hereto as Appendix A;

(4)	the adoption of the Restated AoA attached hereto as Appendix B;

(5)	the conversion of the Company into a wholly foreign-owned enterprise (“WFOE”);

(6)	the dismissal of the existing Board of Directors, and the establishment of new Board of Directors with three (3) members all appointed by Sevcon;

(7)	the replacement of the general manager of the Company.

3.2	Filing and Registration with Governmental Authorities

The Parties shall use their commercially reasonable efforts to, and procure the Company to, obtain all consents, approvals, authorizations, and/or other action from, and make all registrations, and/or filing with or notifications to, all relevant Governmental Authorities, and third parties required to consummate the Equity Transfer and all other transactions contemplated under this Agreement, including:

(1)
Recordal with the MOFCOM.  To fill in and submit online the Declaration Form for the Registration of the Modification of the Foreign-invested Enterprise and relevant documents to conduct the recordal of the Equity Transfer and the change of directors, general manager and ultimate controller of the Company via MOFCOM’s Foreign Investment Integrated Administration System.

(2)
Registration with the Xiangyang AIC and Other Registrations.  The Parties shall, and shall cause the Company to, promptly apply to (i) the Xiangyang AIC for the registration of the Equity Transfer and the change of directors [and general manager] of the Company and issuance of a new business license of the Company reflecting that the Company is a WFOE of Sevcon, and (ii) the commercial bank (“Foreign Exchange Bank”) authorized by the State Administration of Foreign Exchange to update the foreign exchange registration of the Company.

Chapter 4  Representations and Warranties

4.1	Joint Representations and Warranties

Each Party represents and warrants to the other Party that, on the date hereof and the Closing Date:

4.1.1	it has all necessary power and authority to execute, deliver and perform this Agreement and all Related Documents to which it is or will be a party or to which it is or will be bound;

4.1.2
the execution and performance of this Agreement and any Related Document to which it is or will be a party or to which it is or will be bound have been duly and validly authorized by all necessary corporate actions;

4.1.3
upon the signing of this Agreement or each Related Document to which it is or will be a party or to which it is or will be bound, this Agreement or each Related Document to which it is or will be a party or to which it is or will be bound will be the valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms;

4.1.4
the execution, delivery and performance of this Agreement or any Related Document to which it is or will be a party or to which it is or will be bound will not contravene, conflict with, or result in a violation of any provision of its organizational documents or any contract, agreement, understanding, other legal arrangement, law or order to which it is subject;

4.1.5
except for the approvals, registrations and filings referred to in Sections 3.1 and 3.2 herein, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement and any Related Document to which it is a party or to which it is bound; and

4.1.6	it has not violated any provisions under PRC Law or any other applicable Law with respect to the Equity Transfer.

4.2	Representations and Warranties of Fuhua Glass

Fuhua Glass further represents and warrants to Sevcon that on the date hereof and on the Closing Date:

4.2.1	Fuhua Glass is the legal and beneficial owner of the Fuhua Equity Interest, and the Fuhua Equity Interest is free from any Encumbrances;

4.2.2	Fuhua Glass has not received an investment certificate issued by the Company to Fuhua Glass evidencing the Fuhua Equity Interest;

4.2.3	There is no lawsuit, arbitration or criminal process, third party claim, order or investigation pending against Fuhua Glass relating to the Fuhua Equity Interest; and

4.2.4
Fuhua Glass has complied with, and is in compliance with, all of its respective duties and obligations under the AOA and the JV Contract of the Company in all material respects, and is not in material breach of or default under any of the provisions thereof.

4.3	Liabilities for Breach of this Agreement

A Party shall be in breach of this Agreement if it fails to perform fully, or suspends its performance of, this Agreement.  If any non-breaching Party suffers any loss as a result of a breach of this Agreement by the breaching Party, the breaching Party shall be liable to compensate any non-breaching Party in respect of any losses, damages, liabilities, claims, proceedings, costs and expenses (including fees and other charges of legal counsel) incurred by such non-breaching Party as a result of such breach.

4.4	Notification

Each Party shall forthwith notify the other Party upon becoming aware of any event, condition, or circumstance occurring from the date hereof through the Closing Date that would show, reveal, cause or constitute a material breach of any of the representations, warranties, covenants or other agreement of such Party under this Agreement or any Related Document or that may have any material adverse effect on the assets or liabilities of the Company or that may show, reveal or cause such Party to be in breach of any of their undertakings hereunder or under any Related Document.

Chapter 5  Covenants

5.1	Obtaining the Required Approvals

Between the date of this Agreement and the Closing Date, each of the Parties shall use their commercially reasonable efforts to prepare and execute the Related Documents, and to obtain the approvals and complete the registrations and filings referred to in Sections 3.1 and 3.2 herein, and any authorization, consent, approval or waiver of their respective corporate authority and decision-making organization and any other Person whose authorization, consent, approval or waiver shall be required for the consummation of the Equity Transfer and all other transactions contemplated by this Agreement and the Related Documents under PRC Law, the JV Contract or the AOA.

5.2	Mutual Cooperation

5.2.1
Each Party agrees to cooperate with the other Party and the Company in connection with the foregoing and as otherwise required by this Agreement, to the extent reasonably requested by such other Party or the Company.  Each of the Parties shall use its commercially reasonable efforts to comply with any requirements, restrictions or prohibitions imposed by any Governmental Authority.

5.2.2
The Parties shall promptly notify each other of the receipt of any communications from the Governmental Authorities regarding the registration and filing of the Equity Transfer and all other transactions contemplated by this Agreement.  The Parties shall cooperate with one other in relation of any action, proceeding or inquiry related to the Company or its business prior to the Closing, including by using reasonable efforts to make available to one another information or personnel in connection with such matters.  Following the Closing, Fuhua Glass shall provide Sevcon and the Company with access to any books, records or information of the Company that is in the possession of Fuhua Glass and not in the possession of the Company (if any).

5.3	Satisfaction of Conditions Precedent

Between the execution date of this Agreement and the Closing Date, the Parties shall use their commercially reasonable efforts to cause the conditions precedent stipulated in Section 6.1 to be satisfied.  In this regard, Fuhua Glass shall and shall cause the Company, as promptly as practicable, submit or cause to be submitted to the Governmental Authorities all required documents necessary to complete the registrations and filings referred to in Section 3.2 herein.

5.4	Other Covenants

5.4.1
Fuhua Glass shall provide to Sevcon a complete set of all previously filed documents and correspondence with the Governmental Authorities in relation to the Company, including the AoA, the JV Contract, and other AIC filing records.

Upon Closing, Fuhua Glass, on its own behalf and on behalf of its Affiliates, and the respective directors, officers, managers, members, employees, agents, attorneys and advisors thereof, successors, assigns, heirs, estates, executors and administrators (collectively, the “Fuhua Glass Related Parties”), hereby confirm, acknowledge and agree that as between Fuhua Glass and the Fuhua Glass Related Parties, on the one hand, and Sevcon and its Affiliates (including the Company), and the respective directors, officers, managers, members, employees, agents, attorneys and advisors thereof, successors, assigns, heirs, estates, executors and administrators (collectively, the “Sevcon Related Parties”), on the other hand, that the Fuhua Glass Related Parties hereby forever, unconditionally and irrevocably release, absolve, acquit, and fully discharge Sevcon and the Sevcon Related Parties, from any and all claims, complaints, petitions, allegations, suits, causes of action, actions, disputes, damages, losses, liabilities, expenses, fees, costs, and demands of any kind whatsoever in law, equity, or otherwise, of any Fuhua Glass Related Party relating to the ownership of or to any other right or interest in or relating to, the equity interest of the Company, the JV Contract, the Company or any property, assets or rights owned or used by the Company, in each case, whether known or unknown, absolute or contingent, matured or unmatured, or arising prior to, on, or after the Closing.

Chapter 6  Conditions Precedent

6.1	Conditions Precedent to Complete the Equity Transfer

The obligations for either Party to complete the Equity Transfer are subject to the satisfaction of all of the following conditions precedent, unless waived by the other Party in case of Section 6.1.3 and Section 6.1.4:

6.1.1	the passing of the resolution and obtaining of the consents set forth in Section 3.1 hereof and their continuing validity on the date of the Closing;

6.1.2
All material consents, approvals, authorizations or other action by, and any material filings with or notifications to, any Governmental Authority required to be obtained or made in order to consummate the Equity Transfer and any other transactions contemplated hereby shall have been obtained (without any material amendment thereto) or made, including the registrations and filings referred to in Sections 3.2 herein.

6.1.3	the representations and warranties of the other Party remaining true and accurate and being fully adhered to in all material respects at the time of the Closing;

6.1.4
The other Party shall performed and complied in all material respects with its covenants, obligations, conditions, and agreements contained in this Agreement that are required to be performed and complied with by it on or before Closing; and

6.1.5
There shall be in effect no Law prohibiting the consummation Equity Transfer contemplated hereby, and there shall not be any proceedings pending by any Governmental Authorities seeking such prohibition.

6.2	Satisfaction of Conditions Precedent

Within three (3) Business Days after the satisfaction of all the conditions precedent described in Sections 6.1 above, each Party shall confirm the same in writing to the other Party.

Chapter 7  Effective Date and Termination

7.1	Effective Date

This Agreement shall be binding upon the Parties upon its execution by the Parties.

7.2	Termination

This Agreement may be terminated prior to the Closing as follows:

7.2.1	by mutual written agreement of the Parties;

7.2.2
by either Party, if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated herein has become final and non-appealable, provided that such injunction or other order did not result from the fault of the terminating Party;

7.2.3
by either Party, if the Closing Date has not occurred prior to or on the Long Stop Date, provided that the failure of the Closing did not result from the breach of the terminating Party.  For the purpose of this Section 7.2.3, the “Long Stop Date” means the date falling on [120] days after the date of this Agreement, as may be extended for a longer period as mutually agreed by the Parties in writing, provided that the delay in the occurrence of the Closing Date is not due to the fault of either Party.

7.2.4
by either Party, if the other Party has breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within ten (10) Business Days following the giving of written notice of such breach by the non-breaching Party to the breaching Party.

7.3	Consequence of Termination

Upon termination hereof, this Agreement (except Sections 1, 2.2.2, 4.3, 7.3, 9.2, 9.3, 9.4, 9.11 and 9.12) shall be of no further effect, no Party shall have any right against the other Party in connection with this Agreement, and all the obligations and liabilities of the Parties hereunder shall cease and terminate (save for any antecedent breaches of this Agreement); provided, however, that nothing herein shall relieve any Party of any liability accrued before the termination of this Agreement.

Chapter 8  Closing

8.1	Closing Date

The Parties agree that the Closing shall occur on the date that is fourteen (14) Business Days after each Party receives from the other Party the notice on the satisfaction or waiver of all the conditions precedent described in Section 6.1 or such other later date as the Parties may consent to by writing.

8.2	Payment at Closing

The payment of the Purchase Price as stipulated in Section 2.2 shall be paid by Sevcon to Fuhua Glass on the Closing Date.  In the event of a delay in the payment of the Purchase Price, for each day the payment of the Purchase Price is delayed, default interest of 0.005% shall accrue.

8.3	Closing Deliverables by Fuhua Glass

At Closing, Fuhua Glass shall deliver to Sevcon:

(1)	one original copy of the Termination Agreement to the JV Contract in form and substance substantially similar to Appendix A, duly signed by Fuhua Glass;

(2)	a copy of the written resignation letters of the three (3) directors appointed by Fuhua Glass to the Board and in form and substance reasonably satisfactory to Sevcon; and

(3)	a copy of the action of the board of directors of Fuhua Glass authorizing the execution of this Agreement and completion of the transactions contemplated herein.

Chapter 9  Miscellaneous

9.1	Copies

This Agreement shall be executed in seven (7) counterparts.  Each Party shall keep one (1) counterpart.  The Company shall retain one (1) counterpart for its record.  The other four (4) counterparts may be submitted to the relevant Governmental Authorities for filing and registration.  The Chinese and English language of this Agreement shall have the same legal effect and validity.

9.2	Notice

All notices and communications between the Parties shall be made in writing and in the English language, by, delivery in person (including courier service), registered airmail letter or email to the appropriate correspondence addresses set forth below:

If to Fuhua Glass:

Address:	Xuchang Fuhua Glass Co. Ltd. Kouzhuang Industrial Zone Jiangliji Town Xuchang City Henan Province People’s Republic of China
Telephone:	008613603741950
E-mail address:	kouhonglong@hotmail.com
Attention:	Hong Long Kou, Director

If to Sevcon:

Address:	Sevcon, Inc. 155 Northboro Road Southborough, MA 01772 United States of America
Telephone:	(508) 281-5548
E-mail address:	matt.boyle@sevcon.com
Attention:	Matthew Boyle, Chief Executive Officer

The time of receipt of the notice or communication shall be deemed to be:

9.2.1
if by facsimile transmission, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m.  or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following Business Day;

9.2.2	if in person (including courier service), on the date that the receiving Party signs for the document; or

9.2.3	if by registered mail (including express mail), 7 days after the issuance of a receipt by the post office.

9.3	Governing Law

The formation of this Agreement, its validity, interpretation, execution and settlement of disputes hereunder will be governed by PRC Law.

9.4	Dispute Resolution

9.4.1
Any Dispute shall be resolved through friendly consultation.  Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the Dispute.  If within 30 days following the date on which such notice is delivered the Dispute cannot be resolved, the Dispute shall be referred to, and finally resolved by, arbitration upon the request of any Party with notice to the other Party.

9.4.2
The arbitration shall be conducted in Hong Kong under the auspices of the Arbitration Center and in accordance with the then effective HKIAC Rules save as modified in this Agreement.  There shall be three arbitrators.  Fuhua Glass shall select one arbitrator, with Sevcon to select one arbitrator.  The Secretary General of the Arbitration Center (as defined in the HKIAC Rules) shall select the third arbitrator, in no case shall the third arbitrator be of the same nationality as any Party.  If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Secretary General of the Arbitration Center.

9.4.3
The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the HKIAC Rules as are in force at time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 9, the provisions of this Section 9 shall prevail.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

9.4.4
In order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property in accordance with Law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal.  During the period when the Dispute is being resolved, except for the matters being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

9.4.5
Each Party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 9.2.  Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable Law.

9.5	Specific Performance

The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a material breach of this Agreement.  Each Party shall have the right to an injunction enjoining any material breach of this Agreement and enforcing specifically the terms and provisions hereof, and each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction.  The existence of this right will not preclude a Party from pursuing any other rights or remedies that it may have at law.  The rights of each Party under this Agreement are cumulative and in addition to all other rights and remedies that such Party may otherwise have at law.

9.6	Waiver

No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of such right or acquiescence in any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

9.7	Prior Agreement

This Agreement supersedes all prior agreements, whether written or oral, between or among the Parties with respect to its subject matter and constitutes the entire agreement between the Parties with respect to its subject matter.

9.8	Amendment

No amendment or other modification of this Agreement shall in any event be effective unless the same shall be in writing and signed by an authorized representative of each Party hereto, and then such amendment or other modification shall be an integral part of, and have the same effectiveness as, this Agreement.

9.9	Assignment

No Party may assign any of its rights and/or obligations under this Agreement without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors, heirs, personal representatives, executors and permitted assigns of the Parties.

9.10	Severability

Where any provision of this Agreement is subject to dispute or is determined by a competent court, arbitral body or government organization to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

9.11	Cost and Expense

Except as otherwise expressly set forth herein or in any Related Document, all fees, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Related Documents shall be paid by each Party respectively incurring such fees, costs or expenses.  However, Sevcon will reimburse Fuhua Glass’s reasonable expenses (excluding any advisory fees) for the completion of the Xiangyang AIC registration and MOFCOM filing in connection thereto, provided that Fuhua Glass shall provide valid and effective the written receipts of the expenses paid in the form acceptable to Sevcon.

9.12	Confidentiality

9.12.1
“Confidential Information” means (i) this Agreement and all information related to the negotiation of this Agreement and (ii) all information regarding the Company that is confidential or non-public information, including regarding its assets, liabilities, properties, book and records, designs, schematics, manufacturing processes or intellectual property whether obtained prior to or in connection with the transactions contemplated by this Agreement.

9.12.2	Fuhua Glass and Sevcon shall:

(a)	keep the Confidential Information confidential;

(b)	not disclose the Confidential Information to any Person other than with the prior written consent of the Company or Sevcon, as the case may be, or in accordance with Sections 9.12.2 and 9.12.3; and

(c)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement or in accordance with Section 9.12.4.

9.12.3
Fuhua Glass and Sevcon may disclose the Confidential Information to its directors, officers, employees, agents, consultants, advisors, auditors, attorneys, contractual counterparties, licensees, contractors, Subsidiaries, Affiliates (collectively, the “Recipients”) to the extent that it is necessary for the purposes of this Agreement.

9.12.4
Fuhua Glass and Sevcon shall use its best efforts to ensure that each Recipient is made aware of, and complies with, all of the Receiving Party’s confidentiality obligation herein as if such Recipient were a party to this Agreement.  Fuhua Glass shall use its best efforts to ensure that the Company shall comply with all of the Receiving Party’s confidentiality obligation herein as if the Company were a party to this Agreement.

9.12.5	The provisions of this Section 9 shall not apply to:

(a)
Confidential Information that is or becomes generally available to the public other than as a result of disclosure by, or at the direction of, a Party, any of its Recipients or the Company in violation of this Agreement;

(b)
disclosure to the extent required under applicable Law or the rules of any stock exchange; provided that such disclosure shall be limited merely to the extent required by applicable Law or the rules of any stock exchange, and, to the extent practicable, Sevcon shall be given an opportunity to review and comment on the contents of the disclosure before it is made; and

(c)
disclosure to the extent required by applicable Law or judicial or regulatory process or in connection with judicial or arbitration process regarding any legal action, suit or proceeding arising out of, or relating to, this Agreement; provided that such disclosure shall be limited merely to the extent required by applicable Law or judicial or regulatory process.

9.12.6
Fuhua Glass shall not make any announcement about the Company, this Agreement or the other Party in relation to the Company, this cooperation or the business of the Company without the prior written consent of Sevcon; provided that Fuhua Glass may at any time make announcements that are required by applicable Law, regulatory bodies or stock exchange or stock association rules, so long as, promptly upon learning of such requirement, it notifies in writing Sevcon of such requirement and discusses with Sevcon in good faith of any such announcement and takes precautionary measures to prevent disclosure of Confidential Information to the maximum extent permitted.

9.12.7
Notwithstanding the foregoing, from and after the Closing, the provisions of Section 9.12 hereof shall not apply to Sevcon with respect to information described in clause (ii) of the definition of “Confidential Information” under Section 9.12.1.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Xuchang Fuhua Glass Co., Ltd.

By:	/s/ Hong Long Kou
Name:	Hong Long Kou
Position:	Director

Sevcon, Inc.

By:	/s/ Matthew Boyle
Name:	Matthew Boyle
Position:	Chairman and CEO

Appendix A — Termination Agreement

Appendix B — Restated AoA

Agreement on Termination of the Contract of Joint Venture

and of the Articles of Association of

Sevcon New Energy Technology (Hubei) Co., Ltd.

This Agreement is made and shall become effective as of __________, 2017, by and between Xuchang Fuhua Glass Co. Ltd. (“Party A”) and Sevcon, Inc. (“Party B”), both are the shareholders of Sevcon New Energy Technology (Hubei) Co., Ltd. (the “Joint Venture”).

Party A and Party B have agreed through negotiation with each other regarding the transfer of Party A’s respective 50% of equity interest in the Joint Venture to Party B.  Party A and Party B wish to enter into an Equity Transfer Agreement on the same date hereof and terminate any and all joint venture contract of the Joint Venture (the “Contract of Joint Venture”), as amended from time to time, and the Articles of Association of the Joint Venture (the “Articles of Association”).

NOW THEREFORE, the Parties agree as follows:

1.
According to the Contract of Joint Venture and the Articles of Association entered into by and between Party A and Party B, the Joint Venture is a Sino-foreign equity joint venture between the said Parties with the registered capital of USD 2,000,000.  Each of Party A and Party B owns 50% equity interest in the Joint Venture.

2.
According to the Equity Transfer Agreement entered into by and between Party A and Party B on the date hereof, Party A agrees to sell and transfer its 50% equity interest in the Joint Venture to Party B, and Party B agrees to purchase and accept the transfer of the aforesaid equity interest.  Party A, and Party B hereby agree that the Joint Venture shall become a wholly foreign-owned enterprise (“WFOE”) with its 100% equity interest owned by Party B upon the completion of the aforesaid equity interest transfer to Party B.

3.
According to the Equity Transfer Agreement, Party A, and Party B agree to terminate the Contract of Joint Venture and the Articles of Association.  Following the termination of the Contract of Joint Venture and the Articles of Association, the Parties agree that each Party shall be released from all of its obligations under the Contract of Joint Venture and Articles of Association.  The Articles of Association of the WFOE shall be drafted by Party B.

4.	Party A shall remove Kou Mengchao, Kou Wenchao and Kou Honglong as the Directors in the Joint Venture. All Directors and the management of the WFOE shall be determined and appointed by Party B.

5.
Party A and Party B confirm and warrant that they will cause the directors appointed by them to the Joint Venture (“Directors”) to adopt the resolutions related to all the matters mentioned herein in the board meeting of the Joint Venture.

6.	This Agreement shall take effect on the date hereof after being signed by the authorized representatives of Party A and Party B and upon the sign of the Equity Transfer Agreement.

7.	The execution, validity and performance and resolution of disputes under this Agreement shall be governed by the officially published and publicly available laws of the People’s Republic of China.

8.	The provisions of Clause 9.4 (Dispute Resolution) of the Equity Transfer Agreement is hereby incorporated by reference herein, mutatis mutandis.

9.
This Agreement is executed in six counterparts in English and Chinese.  Both language texts shall have equal validity and legal effect.  Party A and Party B shall each have one copy, the remaining copies shall be kept by the Joint Venture.

This Agreement is executed by the Parties on the date first written above.

Party A: Xuchang Fuhua Glass Co. Ltd.

Legal Representative:

/s/ Hong Long Kou
Hong Long Kou, Director
Xuchang Fuhua Glass Co. Ltd.
Kouzhuang Industrial Zone
Jiangliji Town
Xuchang City
Henan Province
People’s Republic of China
Tel: 008613603741950
Email: kouhonglong@hotmail.com

Party B: Sevcon, Inc.

Authorized Representative:

/s/ Matthew Boyle
Matthew Boyle, Chief Executive Officer
Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
United States of America
Tel: (508) 281-5548
Email: matt.boyle@sevcon.com